Exhibit 99.6

תאריך חתימת המסמך: 9.4.2024

בבית המשפט המחוזי
בתל אביב-יפו

חדל"ת ________________

בעניין: **חוק חדלות פירעון ושיקום כלכלי, התשע"ח-2018**

ובעניין: **Dominion Capital LLC, ח.פ. (קונטיקט) 1040466** **"המבקשת" או "דמניון"**

256 W. 38th Street, 15th Floor New York, NY 10018

באמצעות ב"כ עוה"ד נועה הבדלה (מ.ר. 39224) ו/או
מור תורג'מן (מ.ר. 76356) ו/או משה הלר ו/או אח'
ממשרד Sullivan & Worcester Tel-Aviv (הר אבן ושות' עורכי דין)
מרחוב הארבעה 28 (קומה 35, מגדל צפוני), תל אביב
טלפון: 074-7580480; פקסימיליה: 03-6844998
בדוא"ל: sullivanoffice@sullivanlaw.co.il

-נגד-

ובעניין **האב סייבר סקיורטי בע"מ, ח.פ. 511029373** **"החברה" או "האב"**

מרח' המסגר 30, תל אביב 6721117
טל': 03-7913200; פקס: 03-7913210
דוא"ל: tase@hubsecurity.com

ובעניין **הממונה על הליכי חדלות פירעון ושיקום כלכלי- מחוז תל אביב והמרכז** **"הממונה"**

רח' השלושה 3 ת.ד 9040, תל אביב
טל': 073-3923333; פקס: 02-646250

בקשה למתן צו לפתיחת הליכים

בהתאם לסעיפים 9-10 לחוק חדלות פירעון ושיקום כלכלי, התשע"ח-2018 ("**חוק חדלות פירעון**"), חברת Dominion Capital LLC ("**המבקשת**" או "**דמניון**"), מתכבדת להגיש בקשה זו, במסגרתה מתבקש בית המשפט הנכבד לעשות שימוש בסמכותו ולהורות על מתן צו פתיחת הליכים לפי סעיפים 18 ו-23 לחוק חדלות פירעון בקשר עם חברת האב סייבר סקיורטי בע"מ ("**החברה**" או "**האב**").

לאור האמור והמפורט בבקשה זו, ולאור התנהלותה של החברה, מוגשת בד בבד עם בקשה זו, בקשה למתן סעדים זמניים.

ב/נועה הבדלה, עו"ד	מור תורג'מן, עו"ד

ב"כ המבקשת
Sullivan & Worcester Tel-Aviv
(הר אבן ושות' עורכי דין)

1

<u>להלן נימוקי הבקשה:</u>

א. <u>פתח דבר</u>

1. בקשה זו מוגשת כנגד האב סייבר סקיוריטי בע״מ שהינה חברה **ציבורית** אשר משך תקופה ארוכה פועלת באופן שאינו הולם את הגדרתה, צוברת חובות שווי עשרות מיליוני ₪, מפרה את התחייבויותיה הבלתי מסויגות לפרוע את ההלוואה אותה העמידה המבקשת, חברת Dominion Capital LLC, חרף העובדה כי מועד הפירעון חלף, והכל תוך התעלמות רועמת מדרישות המופנות אליה, ותוך שקיים **חשש ממשי** כי החברה פועלת באופן העולה לכדי הברחת הנכסים ולכל הפחות **להעדפת נושים**.

2. כפי שיפורט בבקשה אין ולא יכול להיות חולק כי החברה הינה חדלת פירעון הן לפי המבחן **התזרמי** והן לפי המבחן **המאזני**, וזאת גם בהתאם להודאתה של החברה עצמה, בין היתר בדוח השנתי לשנת 2022 שפורסם מטעמה ושבמסגרתו נכללה הערה על יכולת הפירעון והנזילות של החברה.

3. המבקשת מחזיקה בחוב שמועד פירעונו חלף, בסך של **<u>11,627,859.73 ₪</u>** (3,089,726 $) נכון ליום 2.4.2024, כאשר **כל ניסיון של המבקשת לגבות מהחברה את כספי ההלוואה עלו בתוהו**, והתבהר כי לא רק שלחברה אין אופק כלכלי, אין לה היתכנות כלכלית, וספק רב אם אי פעם היה לה בשלב זה.

4. כאן המקום לציין, כי המבקשת ניסתה פעמים רבות לגרום לחברה לקיים אחר התחייבויותיה בהתאם להסכמים שנכרתו עמה, ניסתה להגיע עם החברה להסכמות הנוגעות להעמדת הבטוחה שהחברה התחייבה להעמיד אך הפרה באופן בוטה גם התחייבות זו עד אשר נאלצה לנקוט בהליכים משפטיים בהתאם להסכמים.

5. אלא שלאחרונה, התברר למבקשת כי החברה ממשיכה להעמיק את חובותיה ולייצר התחייבויות חדשות בהיקף של מיליוני דולר חרף היותה חדלת פירעון והכל תוך פרסום דיווחים לציבור אשר לאור התנהלות החברה בעבר – המבקשת מטילה ספק במהימנותם.

6. בנסיבות המפורטות, משכלו כל הקיצין על ניסיונותיה המאומצים של המבקשת לפעול בניסיון לסייע לחברה לפרוע את חובה, לא נותרה למבקשת ברירה אלא להגיש את הבקשה כאן.

ב. <u>פרטי החברה</u>

7. ואילו פרטי החברה שפרוקה מבוקש:
   - 7.1. **שם החברה:** האב סייבר סקיורטי בע״מ (HUB CYBER SECURITY LTD.)
   - 7.2. **תאריך היוסדה של החברה:** 13.6.1984
   - 7.3. **מען משרדה הרשום של החברה:** המסגר 30, תל אביב
   - 7.4. **הונה הרשום של החברה:** 1,000,000 מניות רגילות.
   - 7.5. **מספר מניות מוקצה של החברה:** כמפורט בדו״ח השנתי של החברה.
   - 7.6. **בעלי מניותיה העיקריים של החברה (כמפורט בפרק 7 <u>לדו״ח השנתי</u>):** Vizerion Ltd; AVP EARLY STAGE II S.L.P; אייל משה; אנדריי אירמנקו.
   - 7.7. **מנהליה של החברה:** נח הרשקוביץ (CEO); נחמן גבע (CTO); אושר פרטוק-רייניש (סמנכ״ל ייעוץ משפטי ראשי) וכמפורט בדיווח החברה מיום 22.2.2024.

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העתק נסח רשם החברות של החברה, מצ״ב כנספח 1; העתק מסמכי ההתאגדות של החברה ותיקון מסמכים ההתאגדות, מצ״ב כנספחים 2-3; העתק דיווח מיום 22.2.2024 בקשר עם הנהלה ונושאי משרה, מצ״ב כנספח 4; העתק דוח שנתי לשנת 2022 (20-F), מצ״ב כנספח 5. דוח חצי שנתי לשנת 2023 כפי שפרסמה החברה ביום 21.1.2024 מצ״ב כנספח 6.

ג. **הצדדים**

8. המבקשת, הינה חברת ניהול השקעות בע״מ הרשומה מדינת קונטיקט, ארה״ב, ואשר התקשרה בהסכם מימון עם החברה, כפי שיפורט להלן.

9. האב, החברה החייבת, הינה חברה ציבורית אשר על פי מצגיה פיתחה טכנולוגיה ומוצרים בתחום הסייבר, תוכנות ומערכות איכות, אמינות וניהול סיכונים. עוד בהתאם למצגיה העולים מהדוח השנתי האחרון שפרסמה החברה (דו״ח לשנת 2022), החברה פועלת כיום במספר מדינות ומספקת פתרונות מחשוב חדשניים לאבטחת סייבר וכן מגוון רחב של אבטחת סייבר ואמינות, שירותים מקצועיים זמינות, תחזוקה ובטיחות (RAMS). (ראה עמ׳ 46 לנספח 5 לעיל)

10. לפי דיווחי החברה, בחודש פברואר 2021 החברה ערכה מיזוג עם חברת ALD, שהינה ספקית מובילה של הדרכה ושירותי דרישת איכות, והצדדים חתמו על מיזוג בדרך של החלפת מניות באופן שבו החברה הפכה להיות חברת בת בבעלות מלאה של חברת ALD ואילו בעלי המניות של החברה הפכו להיות בעלי מניות בחברת ALD בשיעור של 51%.

11. בהמשך, ביום 22.3.2022 אישר דירקטוריון החברה את התקשרותה של החברה בהסכם מיזוג יחד עם חברת Mount Rainier Acquisition Corp., a Delaware corporation (“**RNER**”) שהינה חברה ייעודית (SPAC) לפי שווי של כ- 1.28 מיליארד דולר ארה״ב. במסגרת עסקת המיזוג התחייבו משקיעים מסוימים ו- A-Labs להעמיד סכום השקעה ברוטו מינימלי של 50 מליון דולר ארה״ב לפי שווי החברה המוסכם במסגרת הצעה פרטית.

12. לצורך כך, החברה אף פנתה בבקשה בהתאם להוראות סעיף 350 לחוק החברות התשנ״ט-1999 להורות על כינוס אספות בעלי ני״ע לאישור הסכם המיזוג. בסוף פברואר 2023 השלימה החברה את המיזוג עם חברת RNER לפי שווי של 1.3 מיליארד דולר, זאת בשעה שבעת מחיקתה מהמסחר בת״א שווי החברה עמד על כרבע מיליארד דולר בלבד. אולם המשקיעים שהשקיעו בהנפקת RNER שהתמזג עם החברה פדו את ההשקעה שלהם, בהתאם לזכות שקיבלו בעת ההנפקה.

13. לאור משיכת כספי המשקיעים ו- A-Labs, לא מולאה התחייבות ה- PIPE לפי עסקת המיזוג, דהיינו לא הועמד הסך של 50 מיליון דולר ארה״ב, התקשרה החברה במערכת הסכמית עם המבקשת שתובא להלן.

14. ביום 1.3.2023 ומניותיה של החברה החלו להיסחר בנסד״ק בניו יורק (סימון HUBC)

15. נקדים ונציין, כי במועד המיזוג בחודש מרץ 2023 הציגה החברה, בין היתר, כי השלימה את פיתוח המוצר שבכוונתה לשווק וכי תחזית ההכנסות השנתית שלה עומדת על סך של 91 מליון דולר ארה״ב. אלא שמצגים אלה של החברה והנהלתה התבררו בדיעבד כמצגי שווא (לשון עדינה).

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עותק מכתבה עיתונאית שפורסמה בחודש ינואר האחרון לכלכליסט ואשר כוללת את המידע אותו חשף המנכ״ל לשעבר של החברה מצ״ב **<u>כנספח 7</u>**.

16. חומרת התנהלותה של החברה וההנהלה העומדת בראשה חמורה שבעתיים לאור העובדה כי במקביל להצגת מצגים מטעים אלה פעלה החברה וקיבלה מהמבקשת הלוואה לטווח קצר בסכום של 2.5 מליוני דולר ארה״ב תוך שהתחייבה להעמיד בטוחות לפירעון ההלוואה ולפרוע את ההלוואה במועד. אלא שכפי שיפורט להלן החברה הפרה התחייבויות אלה באופן יסודי .

ד. <u>פירוט העובדות</u>

17. ביום 28.2.2023 נחתם בין המבקשת לבין החברה שטר **חוב מובטח בכיר** [SENIOR SECURED DEMAND PROMISSORY NOTE] **בסך של 2.5 מיליון** $ כחלק מהסכם קו אשראי (Equity Line of Credit Agreement (ELOC Agreement) (**״השטר״**). כמו כן, במסגרת סעיף 5.1 לשטר נקבע מנגנון ריבית במקרה של אי פירעון על פיו המבקשת רשאית לגבות ריבית ברירת מחדל בשיעור של 24% לשנה, כאשר אי פירעון החוב לאחר דרישה מהווה חזקת מחדל בהתאם לסעיף 7.1 לשטר. כמו כן, ובהתאם לסעיף 7 לשטר, אי רישום הבטוחות על שמה של המבקשת מהווה עילה להעמדה לפירעון מיידי של החוב.

העתק השטר מיום 28.2.2023, מצ״ב <u>כנספח 8</u>.

18. ביום 28.3.2023, נחתם תיקון ראשון לשטר, מועד לפירעון החוב נקבע בסעיף 3, ליום 28.4.2023 ומיד עם קבלת דרישה מהמבקשת (״**תיקון השטר**״). דהיינו, ממועד זה, רשאית המבקשת לדרוש את פירעון החוב באופן מיידי, בצירוף הצמדה וריבית כקבוע בשטר.

העתק התיקון מיום 28.3.2023, מצ״ב <u>כנספח 9</u>

19. עוד נקבע במסגרת תיקון השטר כי על החברה לרשום שעבוד לזכות המבקשת לא יאוחר משלושים (30) ימים לאחר מועד פירעון התשלום החברה מתחייבת לחתום על הסכם לשעבוד זכויות ובטוחות (כלומר, עד 28 במאי 2023). **עד למועד זה לא נחתם הסכם כאמור, ולא נרשמו לטובת המבקשת הבטוחות כנדרש.**

20. למען השלמת התמונה נציין כי במועד זה נחתם בין הצדדים הסכם מסוג Equity Purchase Agreement, מכוחו החברה רשאית (אך לא חייבת) להקצות למבקשת מניות החברה בשווי כולל של עד 100 מיליון דולר, לאורך תקופה של 36 חודשים. כנגד ההתחייבות האמורה, החברה הקצתה ל- Dominion מיליון מניות רגילות

21. ביום 30.3.2023, הגישה החברה דיווח מיידי במערכת האדגר בקשר עם תיקון השטר לרבות בקשר עם הבטחה לרישום הבטוחות כאמור. ואולם במערכת המאיה לא הוגש כל דיווח בקשר עם שטרי החוב הנ״ל, אלא רק ביחס להסכם ה- EPA, באופן שנבלע בדיווח שכותרתו ״דיווחים שונים״.

העתק הדיווח מיום 30.3.2023 ממערכת האדגר, מצ״ב <u>כנספח 10</u>.

22. בהתאם, ביום 1.5.2023, פנתה המבקשת למנכ״ל החברה, מר עוזי מוסקוביץ׳, בדרישה לתשלום החוב. אלא שדרישה זו לא נענתה, והחוב לא נפרע.

העתק הדרישה מיום 1.5.2023, מצ״ב <u>כנספח 11</u>.

4

23. ביום 16.5.2023, המבקשת פנתה פעם נוספת לחברה תוך שהובהר כי מדובר בהודעה על הפעלת ברירת מחדל בהתאם לשטר. דרישה זו, אף היא לא נענתה לגופו של עניין והחוב לא נפרע. אולם החברה פנתה ופעלה לקיום מו״מ בניסיון להגיע להסכמות בקשר עם הסכם שחלוף בשלהי חודש יוני 2023. הסכם זה לא התגבש והתגלה כמשיכת זמן וניצול ציני של הזדמנות שניתנה על ידי המבקשת לחברה.

העתק הדרישה מיום 16.5.2023, מצ״ב <u>כנספח 12</u>.

24. ביני לביני, ביום 11.8.2023 פרסמה החברה באיחור של מספר חודשים את הדוח השנתי לשנת 2022, במסגרתו נרשמה הערת עסק חי שמשמעותה כי קיים חשש שהחברה לא תמשיך להתקיים מעבר ל- 12 חודשים (ראו עמ׳ 158 לדוח השנתי שצורף כ<u>נספח 5</u> לעיל). כמו כן במסגרת הדוח השנתי החברה אישרה כי המבקשת העמידה את החוב של החברה לפרעון מיידי וכי היא מצויה בהפרה בביצוע התשלומים ובהעמדת הבטוחות ומנסה להגיע להסכמות עם המבקשת. (ראו עמ׳ 89-90 לדוח השנתי שצורף כ<u>נספח 5</u> לעיל).

25. ביום 7.11.2023, ולאחר שהמו״מ עם המבקשת התברר ככישלון, פנתה המבקשת פעם נוספת בדרישה לפירעון החוב (קרן ההלוואה של השטר, בתוספת ריבית שנצברה אך לא שולמה). שוב, פניה זו לא נענתה והחוב לא נפרע. אולם, החברה שלחה למבקשת (באמצעות באי כוחה ממשרד גולדפרב וממשרד LATHAM & WATKINS LLP ישראל) נוסח נוסף של הסכמי שחלוף, הסכם רישום שעבוד מעודכן וכיוב׳ כחודש לאחר מכן, אף הם לא התגבשו לכדי להסכמים מחייבים כלשהם.

העתק הדרישה מיום 7.11.2023, מצ״ב <u>כנספח 13</u>.

26. לאור גרירת הרגליים הבלתי נסבלת מטעם החברה, תוך הצגת מצגיי שווא לפירעון החוב, העמדת בטוחות כפי שהתחייבה וכיו״ב׳, לא נותרה למבקשת ברירה וביום 1.12.2023 הגישה תביעה בפני בית המשפט בניו יורק, במסגרתה עתרה לאכיפת השטר על תיקוניו באופן שבו נדרשה החברה לפרוע את חובה לפי השטר.

העתק התביעה שהגישה המבקשת כנגד החברה (ללא נספחים – שרובם צורפו בנוסף בהליך כאן) , מצ״ב <u>כנספח 14</u>.

27. השתלשלות האירועים כפי שמתוארת לעיל, במסגרתה החברה לא השיבה לפניות החברה לגופו של עניין, לא פרעה את החוב אולם העבירה הסכמים חדשים לצורך בחינה מחודשת של אופן פירעון החוב, מהווה הודאת בעל דין, וזאת עוד לפני שנדרשנו להודאה המפורשת של החברה במסגרת כתב הטענות מיום 26.3.2024 (עליה יורחב להלן) (בעניין זה ראה גם: חדלת (ת״א) 37779-10-20 **א.ד פלג ייעוץ והשקעות בע״מ נ׳ אינבסט דוט קום (ישראל) בע״מ** (נבו, 14.2.2021)).

28. **בהתאם, ולאור התנהלות זו של החברה, החלה המבקשת לבדוק את מצבה של המבקשת בישראל, וקם למבקשת חשש כי החברה, שממאנת לפעול בהתאם לתיקון השטר, ולא רושמת את הבטוחות כפי שנדרש ממנה, פועלת לצורך הברחת נכסים או לכל הפחות בהעדפת נושים.**

29. כך למשל, מעיון עלה כי לאחר חתימת התיקון לשטר נרשמו שעבודים לידי צדדים ג׳ אחרים בחברה (שעבוד ללא הגבלה שנרשם ביום 21.3.2024 לטובת GOTTDIENER TAMAS (אשר אינו מוכר למבקשת ולא אותר כל דיווח בקשר עם שיעבוד זה למיטב ידיעת המבקשת); שעבוד בסך 750,000 ₪ לטובת בנק לאומי לישראל שנרשם ביום 12.11.2023, ושעבוד ללא הגבלה שנרשם לטובת קיופוינט טכנולוגיות בע״מ ביום 28.9.2023) . זאת ועוד, מעיון בדוח מצב עסקים של החברה נלמד כי לחברה חובות במיליוני ₪ עבור גורמים נוספים, וכי

5

המבקשה אינה הנושה היחידה של החברה, לרבות תביעה כספית שהוגשה בחודשים האחרונים בסך העולה על 13 מיליוני ₪.

העתק רישום שעבודים, מצ״ב <u>כנספח 15</u>; העתק דו״ח מצב עסקי החברה, מצ״ב <u>כנספח 16</u>.

30. זאת ועוד. בהתאם לדיווח מיום 5.4.2024 (המרכז שני פרסומים לתקשורת, האחד מיום 4.4.2024 והאחר מיום 5.4.2024), עלה כי החברה התקשרה בשתי ״עסקאות״ חדשות שנועדו להטיב עם החברה. האחת, עסקה לרכישת פעילות של חברת QPoint Technologies Ltd (״**QPoint**״) והשנייה, עסקת מימון בסך 8 מיליון דולר (בצירוף ריבית משתנה של 7-8.5% ככל שסכומה יפרע לפני יום 12.6.2024) ואשר, לטענת החברה, נועדה לצורך הגדלת ההון החוזר של החברה וכי היא עומדת בהתחייבויות כלפי נושי החברה. בהתאם לפרסומים עסקת המימון הובטחה, בין היתר, במניות QPoint.

העתק הדיווח מיום 5.4.2024, מצ״ב <u>כנספח 17</u>.

ונדגיש כי גם בקשר לדיווח זה, החברה מקפידה להוסיף התייחסות לכך שהמידע המפורט מהווה תיאור של ״תנאים מסוימים״ של העסקה, ומכאן ברי כי אין בפני המבקשת כלל פרטי העסקה, והדבר אך מגביר את החשש הממשי של המבקשת בקשר עם התנהלות החברה.[1]

31. אלא שבניגוד למוצהר על ידי החברה בדיווחיה, ובהתאם להתחייבויות החברה בשטר החוב כלפי המבקשת, על החברה היה לפעול לרישום הבטוחות לטובת המבקשת, ברם, החברה היטלה במבקשת בטענות שונות ומשונות בקשר עם אי יכולתה לרישום את הבטוחות להן היא זכאית בהתאם לשטר, ובפועל עולה כעת כי נרשמו בטוחות מאוחרות יותר על שמם של נושים אחרים ומאוחרים יותר בזמן.

32. נשלים ונציין כי בחודש מרץ 2023 הוגשה בישראל תביעה ייצוגית כנגד החברה הועלו טענות בקשר עם התנהלות החברה ״כלוויתן המתאבד על החוף״, וכך גם הועלו טענות בקשר עם דיווחים מיידים של החברה שתוארו כמצגי שווא. עוד במסגרת התביעה הייצוגית הועלו טענות בקשר עם הפרות של חובות זהירות ורשלנות של נושאי המשרה (ת״צ 11921-03-23, כב׳ השופט יעקב שרביט).

העתק בקשת האישור על נספחיה, מצ״ב **<u>כנספח 18</u>**; העתק דיווח החברה בקשר עם התביעה הייצוגית בישראל במערכת המאיה והאדגר, מצ״ב **<u>כנספח 19</u>** (ראה גם עמ׳ 122 לדוח השנתי שצורף כ**<u>נספח 5</u>** לעיל)

33. אם לא די בכך, הרי שבהתאם לדיווחי החברה עולה שמספר חודשים לאחר מכן, בחודש יולי 2023, הוגשו שתי תביעות ייצוגיות נוספות כנגד החברה במדינת ניו יורק, בארה״ב, האחת בקשר עם מצגי שווא בתשקיף החברה והשנייה בקשר עם הצהרות כוזבות או מטעות במסמכי ההנפקה של החברה ואי חשיפת מידע מהותי שלילי של החברה על ידי נושאי המשרה בה. הליך זה לא דווח במערכת המאיה.

העתק דיווח החברה בקשר עם התביעה הייצוגית בניו יורק במערכת האדגר, מצ״ב **<u>כנספח 20</u>** (ראה גם עמ׳ 123 לדוח השנתי שצורף כנספח 5 לעיל)

---

[1] " The foregoing is a summary description of certain terms of the Transaction Documents and, by its nature, is not comprehensive."

6

34. להתנהלות תמוהה זו, מתווספת העובדה כי רק בשנה האחרונה, היו כ-46 דיווחים שונים במערכת המאיה בקשר עם שינויים במצבת ההנהלה ונושאי המשרה בחברה.

העתק עמודים רלוונטים ממערכת המאיה, מצ״ב **<u>כנספח 21</u>**.

35. עיקרו של דבר, החברה עושה כל שעולה על רוחה ומבלי לפרוע את חובה ו/או לפעול בהתאם להסכמים לה חתמה, וכיום על אף שהמבקשת לכאורה בעלת נשייה במעמד של חוב רגיל בגין הלוואה שהעמידה לחברה, **לעמדת המבקשת קיימות לה זכויות לרישום ביטחונות בהתאם לתיקון השטר, ויש לראותה כנושה מובטחת וזאת לאור פרסום ההתחייבות לרישום הבטוחות במאגר הציבורי (אדגר) וכמפורט לעיל.**

36. ביום 14.2.2024, מסרה המבקשת לחברה דרישה אחרונה לפירעון החוב כלפי בהתאם לדרישות המפורטות בחוק חדלות פירעון. אלא שהחברה גם הפעם בחרה שלא להשיב למכתב זה בחלוף המועד, ואף לא לפרוע את החוב. משתקה החברה לאחר קבלת מכתב דרישה זה, ההלכה למעשה, ויתרה החברה על ההזדמנות שניתנה לה לצורך העלאת ובירור הטענות בהתאם לסעיף 10(א)(1)(א) לחוק חדלות פירעון (בעניין זה ראה גם חדלת (חי׳) 56123-03-21 **וואן וורלד קנאביס בע״מ נ׳ Discover Growth Fund, LLC** (נבו, 10.10.2021) בפסקה 18)) (״**מכתב ההתראה**״).

העתק מכתב הדרישה מיום 14.2.2024, מצ״ב <u>כנספח 22</u>; העתק אישורי המסירה למשרדי החברה ולב״כ החברה, מצ״ב <u>כנספח 23</u>.

37. **רוצה לומר – במשך זמן רב (למעלה מחצי שנה) נעשו על ידי המבקשת ניסיונות גבייה ואכיפה שלא צלחו לאור התנהלותה של החברה, וחובה של החברה למבקשת נכון למועד כתיבת שורות אלה הוא <u>11,627,859</u> ₪ (3,089,726 $).**

העתק תחשיב חוב נכון ליום2.4.2024, מצ״ב <u>כנספח 24</u>; העתק המרה לשער ₪ נכון ליום 7.4.2024, מצ״ב <u>כנספח 25</u>.

38. אם לא די בכך, הרי שלמרות שהחברה לא השיבה למכתב ההתראה, ביום 26.3.2024, הגישה החברה את התייחסותה להליכים בניו יורק, שם הודתה החברה פעם נוספת, באופן חד משמעי, בקיומו של החוב ובאופן המהווה הודאת בעל דין, ראה למשל:

> 51. On February 28, 2023, HUB entered into the Senior Secured Demand Promissory Note (as amended, the "Note") and Equity Line of Credit Agreement ("ELOC Agreement") with Dominion in consideration of loan principal in the amount of $2.5 million.
>
> 52. HUB has not made any payments on the Note.
>
> 53. However, HUB has made diligent efforts to generate the funds to repay the Note, including by negotiating other financing arrangements and investments with third-parties.

7

וגם:

With respect to the allegation in the first sentence of Paragraph 2, Defendant admits that Plaintiff sent Defendant two Notices of Default attached to the Complaint as Exhibits D and E, and these documents speak for themselves, and that Defendant has not repaid the Note. To the extent the second sentence of Paragraph 2 cites to or is based on a written

וכך גם בהמשך (ולאורך המסמך כולו) –

Defendant admits the allegation in the first sentence of Paragraph 15. Defendant admits the allegation in the second sentence of Paragraph 15 that HUB failed to make any payment relating to the Note. Defendant denies the allegation in the second sentence of Paragraph

39. מעבר לאמור, החברה לא הציגה כל אסמכתא על יכולת פירעון – ההיפך הוא הנכון – החברה ציינה כי היא תלויה במקורות מימון חיצוניים לצורך פירעון החוב (כנטען על ידי החברה, נעשתה התקשרות עם חברה בשם Keystone), וכי עיכוב בהיקשרות עם מקורות מימון אלו, הוא זה שהוביל להיעדר יכולת הפירעון, גם כאן מדובר אפוא בהודאת בעל דין, כדלקמן:

55. HUB and Keystone negotiated the terms of a deal by which Keystone and HUB would enter into an ordinary share purchase agreement that would provide an equity line of credit to HUB ("Keystone ELOC").[1] In consideration of the Keystone ELOC, Keystone agreed make an up-front payment to HUB in the amount of $3.5 million ("Keystone Note"). This up-front payment could have enabled HUB to satisfy its obligations under the Note.

העתק כתב הטענות מטעם האב מיום 26.3.2024, מצ"ב <u>כנספח 26</u>.

ה. <u>התקיימות התנאים למתן צו לפתיחת הליכים – החברה אינה סולבנטית</u>

40. סעיף 2 לחוק חדלות פירעון קובע כדלקמן:

"חדלות פירעון היא מצב כלכלי שבו חייב אינו יכול לשלם את חובותיו במועדם, בין אם מועד פירעונם הגיע ובין אם לאו, או שהתחייבויות החייב, לרבות התחייבויות עתידיות ומותנות שלו, עולות על שווי נכסיו."

41. בהתאם להוראות סעיף 9 לחוק חדלות פירעון נושה רשאי להגיש בקשה למתן צו פתיחת הליכים אם תאגיד נמצא בחדלות פירעון, וכי הוכחת חדלות הפירעון יכולה להיעשות באמצעות החזקות הקבועות בסעיף 10 לחוק חדלות פירעון, ובהן החזקה הקבועה בסעיף 10(א)(1), המורה כדלקמן:

"(א) לעניין בקשה לצו לפתיחת הליכים שמגיש הנושה, חזקה היא כי התאגיד נמצא בחדלות פירעון בהתקיים אחד מאלה (בסעיף זה – חזקת חדלות הפירעון):

8

(1) הנושה מסר לתאגיד דרישה לתשלום חוב שסכומו עולה על 83,313.65 שקלים חדשים, ובה ציין כי אם לא ישולם החוב במועד הנקוב בדרישה, בכוונתו להגיש בקשה לצו לפתיחת הליכים, והחוב לא שולם בתוך 30 ימים ממועד מסירת הדרישה, ובלבד שמתקיימים כל אלה:

(א) אין מחלוקת בתום לב על החוב ואין לתאגיד זכות קיזוז או עילה אחרת שיש בה כדי להצדיק את אי-תשלום החוב;

(ב) הנושה הגיש את הבקשה לצו לפתיחת הליכים בתוך שלושה חודשים מהמועד שמסר לתאגיד את דרישת התשלום;

42. בענייננו, וכפי שהובא לעיל, אין ולא יכול להיות חולק כי מתקיימת החזקה הקבועה בסעיף 10(א)(1) לחוק חדלות פירעון, שהרי כי <u>(א)</u> חוב החברה כלפי המבקשה עולה על סך של 83,313.65 ₪ המפורט בחזקה הקבועה בסעיף 10(א)(1) לחוק חדלות פירעון; <u>**(ב)**</u> החברה **מודה** בקיומו של החוב כלפי המבקשת, במסגרת כתב הטענות שהוגש על ידה ביום 26.3.2024 וזאת על אף שמכתב הדרישה כלל לא "זכה" להתייחסות מצדה; <u>**(ג)**</u> החברה **מודה** כי חוב זה אינו נפרע על אף שמועד פירעונו חלף זה מכבר, גם כאן במסגרת כתב הטענות שהוגש על ידה ביום 26.3.2024 וזאת על אף שמכתב הדרישה כלל לא "זכה" להתייחסות מצדה; <u>**(ד)**</u> המבקשת שלחה לחברה מס' התראות, כאשר האחרונה שבהן נשלחה ביום 14.2.2024, תוך שנכתב בה ברחל בתך הקטנה כי ככל שלא יפרע החוב למבקשת, זו תאלץ לפעול בהתאם להוראות חוק חדלות פירעון לרבות חזקה הקבועה בסעיף 10; <u>**(ה)**</u> טרם חלפו שלושה חודשים ממועד שנמסר לחברה דרישת התשלום כאמור.

במצב דברים זה, הרי שאין ולא יכול להיות ספק כי החברה חדלת פירעון מהבחינה **התזרימית.**

43. גם מבחינה **מאזנית** החברה אינה מסוגלת לשלם את התחייבויותיה, כפי שנלמד הדו"ח השנתי של החברה (המצ"ב כנספח 5 לעיל) שם מפורט כי ההפסדים הרשומים של החברה משנת 2021 לשנת 2022 עלו <u>**בכ- 361%**</u> (ראה עמ' 83-95 לדו"ח השנתי), וכפי שציינה החברה בדוח השנתי לשנת 2022 שהוגש על ידה, כבר אז היה קיים חשש ואי ודאות משמעותית לגבי נזילות החברה ויכולתה לפרוע את התחייבויותיה במועד פירעונן, כדלקמן:

> *Liquidity*
>
> As a result of liquidity and cash flow concerns that have arisen due to the ongoing investigation and the delay in the filing of this Annual Report, along with other factors related to the Company's business operations, the Company faces significant uncertainty regarding the adequacy of its liquidity and capital resources and its ability to repay its obligations as they become due.
>
> The significant uncertainty regarding the Company's liquidity and capital resources, its ability to repay its obligations as they become due, provides substantial doubt about our ability to continue as a going concern for the next twelve months from the date of issuance of this Annual Report. The Company's management is closely monitoring the situation and has been attempting to alleviate the liquidity and capital resources concerns through workforce reductions, interim financing facilities, negotiations with the Company's creditors and other capital raising efforts.
>
> Following the filing of this Annual Report, the Company expects to be able to obtain additional sources of debt and equity financing, together with additional revenues from new business opportunities and has engaged with potential investors with regards to such financing alternatives. However, such opportunities remain uncertain and are predicated upon events and circumstances which are outside the Company's control. The inability to borrow or raise sufficient funds on commercially reasonable terms, would have serious consequences to the Company's business, financial condition, results of operations and growth prospects.

בשלב זה, נכון להדגיש כי החברה טרם הגישה דוח שנתי לשנת 2023.

44. יתרה מכך, כפי שבא לידי ביטוי בדיווח מיידי מיום 20.4.2023 ובהודעה על הגשת דו"ח שנתי לשנת 2022 באיחור (F20), שם נכתב כי לאור טענות בדבר הונאה פוטנציאלית בנוגע לשימוש בכספי החברה על ידי מנכ"ל החברה לשעבר מונתה וועדה מיוחדת של דירקטורים בלתי תלויים שאיתרה הוצאות בלתי סבירות בסכום של כ-2.5 מיליון ₪. וחמור מכך, מפרסומים בתקשורת עולה כי מנכ"ל החברה לשעבר עשה שימוש בכספים לצורך שיפוץ ביתו הפרטי וכי קיים חשש בקשר עם אמינות הדיווחים של החברה. אשר על כן, במצב דברים זה, ניתן לשער כי ישנה עילה למתן צו לפתיחת הליכים גם לפי סעיף 9(ג) לחוק חדלות פירעון.

9

העתק דיווח F20NT מיום 31.12.2022 ומיום 3.5.2023, מצ"ב נספח 27; העתק דיווח מיידי (K-6) מיום 20.4.2023, מצ"ב נספח 28; העתק הפרסומים בעיתונות, מצ"ב נספח 29.

ו. סוף דבר

45. לנוכח מצב הדברים המפורט בבקשה זו, החברה לא יכולה לשלם את חובותיה, לא במועדם ולא בכלל, והיא עונה באופן מדויק להגדרה של חברה חדלת פירעון כמשמעה בסעיף 2 לחוק חדלות פירעון.משכך, אין ולא יכול להיות חולק כי יש מקום להורות כמבוקש ברישת הבקשה.

46. לבית המשפט הנכבד נתונה הסמכות העניינית והמקומית לדון בבקשה בהתחשב במהותה ובמקום מענה הרשום של החברה.

47. בקשה זו נתמכת בתצהירו של מיכאיל גורביץ (Mikhail Gurevich) מטעמה של המבקשת באימות נוטריוני.

48. מן הדין ומן הצדק להיעתר לבקשה.

10

Affidavit

Affidavit

I, Mikhail Gurevich, ID number A31931609, am authorized to sign on behalf of Dominion Capital LLC, registration number (Connecticut) 1040466 ("Dominion" or "the Applicant"), after being advised that I am required to declare the truth and that I may be subject to penalties under the law if I fail to do so, hereby declare as follows:

1.	I hereby make this declaration in support of the motion to commence proceedings filed against Hub Cyber Security Ltd., CRN 511029373 (the “Company" or the “Hub") ("The Motion").
2.	The facts stated in this Affidavit are known to me personally, based on my review of documents, and/or on legal advice received from the Applicant's legal advisors, whom I trust.
3.	My role at Dominion Capital is Managing Partner, and I am a resident of the United States.
4.	The Motion is filed against HUB, which is a public company that has been operating for an extended period in a manner inconsistent with its definition, accumulating debts totaling tens of millions of NIS, breaching its unambiguous commitments to repay its loan to Dominion Capital LLC, despite the repayment deadline having passed, all while blatantly ignoring demands directed towards it, and amidst genuine concern that HUB is operating in a manner suggestive of asset dissipation and at least selectively preferring creditors and raising additional capital without covering its obligations to its historical investors and lenders.
5.	Furthermore, based on the legal advice received from the Applicant's legal advisors, there cannot and should not be any distribution since HUB is insolvent both under the cash flow assessment and the balance sheet assessment, as affirmed by HUB itself, among other things, in the 2022 annual report published by its own accord, which included a going concern note regarding HUB's ability to repay its debts and its liquidity.
6.	The Applicant holds a debt with an overdue repayment date, in the amount of NIS 11,626,700.73 (USD 3,089,726) as of April 2, 2024, where every attempt by the Applicant to collect it didn’t succeed, and it became clear that not only does HUB lacks economic prospects, it lacks economic viability altogether at this point in time.
7.	It is worth noting that the Applicant has made numerous attempts to induce HUB to fulfill its obligations according to agreements entered into with it, attempted to reach agreements with HUB regarding the provision of security HUB committed to provide, yet this commitment was blatantly violated, forcing the Applicant to resort to legal proceedings in accordance with the agreements.
8.	However, recently, it has become apparent to the Applicant that HUB continues to deepen its debts and incur new obligations in the magnitude of millions of dollars despite being insolvent, all while publicizing reports which, in light of HUB's past conduct, cast doubt on their reliability.
9.	The Applicant, a registered limited liability company from the state of Connecticut, USA, entered into a financing agreement with Hub and held a debt due of 11,626,700.73 NIS (US$3,089,726) as of April 2, 2024.
10.	HUB, a public traded company that, according to its representations, has developed technology and products in the cybersecurity, software, quality, reliability, and risk management systems sectors. Additionally, according to HUB's representations arising from HUB's latest annual report (2022 report), HUB currently operates in several countries and provides innovative computing solutions for cybersecurity, as well as a wide range of cybersecurity and reliability, available professional services, maintenance, and safety (RAMS). (See page 46 of Annex 5).

11.	On March 22, 2022, HUB's board of directors approved HUB's engagement in a merger agreement with Mount Rainier Acquisition Corp., a Delaware corporation ("RNER"), a special purpose acquisition company (SPAC) with an equity value of approximately USD 1.28 billion. As part of the merger transaction, certain investors and A-Labs committed to providing a minimum gross investment amount of USD 50 million to HUB according to the agreed company valuation in a private placement offering.
12.	According to HUB’s representations in July 2022, HUB also submitted a request by Section 350 of the Companies Law, 5759-1999, to convene a general meeting of shareholders to approve the merger agreement. At the end of February 2023, HUB completed the merger with RNER at a value of $1.3 billion, while at the time of its delisting from the Tel Aviv Stock Exchange, HUB’s equity value stood at $250 million. However, investors who participated in the RNER offering that merged with HUB redeemed their investment according to the rights they received at the offering. In light of the investors and A-Labs not fulfilling their announced plans to fund the USD 50 million PIPE, HUB entered into a loan agreement with the applicant as follows.
13.	On March 1, 2023, HUB's shares began trading on the The Nasdaq Market LLC (symbol HUBC).
14.	It should be noted that at the time of the merger in March 2023, HUB presented, among other things, that it had completed the development of the product it intends to market and that its annual revenue forecast is USD 91 million. However, these presentations by HUB and its management were subsequently found to need to be more accurate. A copy of a newspaper article published last January in Calcalist, containing the information disclosed by HUB's former CEO, is attached as Annex 7.
15.	The severity of HUB's conduct and the management's behavior is doubly alarming given that concurrently with the presentation of these misleading materials, HUB acted and received a short-term loan from the applicant for $2.5 million USD while committing to provide guarantees for loan repayment and to repay the loan on time. However, as detailed below, HUB fundamentally breached these commitments.
16.	The applicant's multiple attempts over the last half a year to recover the loan provided to HUB have been fruitless. It has become clear to the Applicant that not only does HUB lack economic viability, but it currently also lacks financial feasibility, given its conduct.
17.	The following is the description of the facts:
18.	On February 28, 2023, the Applicant and HUB signed a SENIOR SECURED DEMAND PROMISSORY NOTE for $2.5 million as part of an Equity Line of Credit Agreement (the “Note"). Additionally, under Section 5.1 of the Note, a default interest mechanism was established, allowing the Applicant to charge default interest at a rate of 24% per annum in the event of non-payment by the Applicant, which constitutes a default under Section 7.1 of the Note. Furthermore, in accordance with Section 7 of the Note, the failure to register the securities in the Applicant's name constitutes grounds for immediate repayment of the debt. A copy of the Note dated February 28, 2023, is attached as Annex 8.
19.	On March 28, 2023, the first amendment to the Note was signed, setting the repayment date for the debt on April 28, 2023, and immediately upon receipt of a demand from the Applicant ("the Note Amendment"). So, from this date, the Applicant is entitled to demand immediate repayment, along with interest and penalties as specified in the Note. A copy of the March 28, 2023 amendment is attached as Annex 9.

20.	Additionally, the amendment to the Note stipulated that HUB must register the securities in the Applicant's favor no later than thirty (30) days after the repayment date. Failure to do so by May 28, 2023, resulted in HUB's default under the Note terms. As of this date, the required agreement for the transfer of rights and securities has not been signed, and the securities have not been registered in favor of the Applicant as required.
21.	It should be noted that at this time, an Equity Purchase Agreement was signed between the parties, pursuant to which HUB is entitled (but not obligated) to allocate to the applicant company shares of HUB up to a total value of $100 million over a period of 36 months. Considering the above commitment, HUB allocated to Dominion one million ordinary shares.
22.	On March 30, 2023, HUB filed an immediate report regarding the amendment to the Note, including the commitment to register the securities as stipulated. A copy of the report dated March 30, 2023, is attached as Annex 10.
23.	Accordingly, on May 1, 2023, I, on behalf of the Applicant, approached HUB's then CEO, Mr. Uzi Moskowitz, demanding payment of the debt. However, this demand went unanswered, and the debt remained unpaid. A copy of the demand from May 1, 2023, is attached as Annex 11.
24.	On May 16, 2023, I made another attempt on behalf of the Applicant to HUB, clarifying that it was a notice of default in accordance with the promissory note. This demand also went unanswered, and the debt remained unpaid. However, HUB engaged in negotiations to reach agreements in connection with an agreement that was due to expire at the end of June 2023. This agreement did not materialize and was revealed as a deliberate delay and cynical exploitation of an opportunity provided by the Applicant to HUB. A copy of the demand from May 16, 2023, is attached as Annex 12.
25.	On August 11, 2023, HUB belatedly published its annual report for the year 2022, within which a going concern note was included, implying that there is a concern that HUB may not continue to operate beyond 12 months (see page 158 of the annual report attached as Annex 5). Furthermore, as part of the annual report, HUB confirmed that the applicant had fulfilled HUB's immediate debt and is currently in breach of payment performance and securities provisions and is seeking agreements with the applicant. (see pages 89-90 of the annual report attached as Annex 5).
26.	On November 7, 2023, after negotiations failed, I made another attempt on behalf of the Applicant to demand repayment of the debt (the loan note plus accrued but unpaid interest). Once again, this request went unanswered, and the debt remained unpaid. However, HUB sent (through Goldfarb's office and LATHAM & WATKINS LLP Israel office) another draft version of the replacement agreements, an updated work registration agreement, and a notice approximately a month later, none of which resulted in any binding agreements. A copy of the demand from November 7, 2023, is attached as Annex 13.
27.	Due to HUB's intolerable delay, despite presenting valid arguments for debt repayment, registration of securities, and other matters, the Applicant had no choice but to file a lawsuit in the New York court on December 1, 2023, seeking enforcement of the promissory note and its amendment. A copy of the lawsuit (without appendices) is attached as Annex 14.

28.	After receiving information regarding HUB's conduct that could amount to preference of creditors, I contacted Israeli attorneys to conduct an examination of HUB's status in Israel, particularly in light of its refusal to act in accordance with the promissory note and to register securities as required.
29.	From the aforementioned examination, it was learned that after signing the amendment to the promissory note, work was registered by third parties in HUB (unrestricted work registered on March 21, 2024, in favor of GOTTDIENER TAMAS (which is not known to me and no report was found regarding this work according to the Applicant's and its legal advisors' knowledge); work amounting to 750,000 NIS registered on November 12, 2023, in favor of Bank Leumi Le-Israel; and unrestricted work registered in favor of Qpoint Technologies Ltd. on September 28, 2023). Additionally, an examination of HUB's business status report revealed that HUB has debts amounting to millions of shekels to other entities, and the Applicant is not the sole creditor of HUB, including a financial claim filed in recent months exceeding 13 million shekels. A copy of the work registration page from the Companies Registrar is attached as Annex 15; and a copy of HUB's business status report is attached as Annex 16.
30.	Furthermore, according to reports from April 5, 2024 (two publications in the media, one dated April 4, 2024, and the other April 5, 2024), it was learned that HUB entered into two new "transactions" aimed at benefiting HUB. One transaction was for the acquisition of the activities of QPoint Technologies Ltd ("QPoint"), and the other was a financing transaction in the amount of 8 million dollars (with a variable interest rate of 7-8.5% as long as the amount is repaid by June 12, 2024), allegedly intended to increase HUB's working capital and fulfill its obligations to its creditors. According to the publications, the financing transaction was secured, among other things, by QPoint shares. A copy of the report from April 5, 2024, is attached as Annex 17.
31.	Further, we wish to emphasize that regarding the above report, HUB added a reference that the detailed information constitutes a description of "certain terms" of the transaction, and therefore it follows that the applicant does not have any details of the transaction, which only increases the applicant's genuine concern regarding HUB's conduct.
32.	However, contrary to HUB's statements in its reports and its obligations under the promissory Note towards the Applicant, HUB was supposed to register securities for the Applicant's benefit. Instead, HUB raised various and varied claims regarding its inability to register the securities to which it is entitled under the promissory note. In fact, it has now been revealed that later securities were registered in favor of other creditors, and later in time.
33.	I would like to add and clarify that according to information provided to me in March 2023, a class action lawsuit was filed against HUB in Israel. Allegations were made regarding HUB's conduct, including claims related to HUB's immediate reports described as misleading presentations. Additionally, within the framework of the class action lawsuit, claims were raised concerning breaches of fiduciary duties and negligence of board members (Case No. 11921-03-23, Honorable Judge Yaakov Sharvit). A copy of the approval request is attached as Annex 18;a copy of HUB's report regarding the class action lawsuit in Israel in the Maya and Edgar systems is attached as Annex 19 (see also page 122 of the annual report attached as Annex 5).

34.	Furthermore, according to HUB's reports, a few months later, in July 2023, two additional class action lawsuits were filed against HUB in New York, USA. One lawsuit pertained to alleged misleading presentations by HUB, and the other related to false or misleading statements in HUB's issuance documents and the failure to disclose material negative information by HUB's officers. This process was not reported in the Maya system. A copy of HUB's report regarding the class action lawsuit in New York in the Edgar system is attached as Annex 20 (see also page 123 of the annual report attached as Annex 5).
35.	In addition to this perplexing conduct, it is worth noting that only in the past year, there were approximately 46 different reports in the Maya system regarding changes in the management status and board members' issues within HUB. Relevant pages from the Maya system are attached as Annex 21.
36.	In essence, HUB has done everything possible to avoid fulfilling its obligation and/or acting in accordance with agreements it signed. However, despite the Applicant seemingly being just a regular creditor for a loan provided to HUB, the Applicant's position entitles it to the registration of securities in accordance with the promissory note. This should be viewed as a secured creditor, especially considering the commitment to register the securities in the public registry (Edgar) as detailed above.
37.	On February 14, 2024, the Applicant delivered a final demand to HUB for repayment of the debt in accordance with the requirements outlined in the bankruptcy laws. However, once again, HUB chose not to respond to this letter within the specified period and failed to settle the debt. Following HUB's silence after receiving this demand letter, and its failure to take advantage of the opportunity to raise and clarify its claims under Section 10(a)(1)(a) of the bankruptcy law (see also Bankruptcy (Insolvency), 56123-03-21, W&W Cannabis Ltd. v. Discover Growth Fund, LLC, paragraph 18), the Applicant filed a notice of intent. A copy of the demand letter from February 14, 2024, is attached as Annex 22; a copy of the delivery confirmation to HUB is attached as Annex 23.
38.	It should be noted that over a period of over half a year, the Applicant made unsuccessful attempts at collection and enforcement due to HUB's conduct. Therefore, HUB's debt to the Applicant as of April 2, 2024, amounts to 11,626,700.73 shekels ($3,089,726). A copy of the accurate debt calculation as of April 2, 2024, is attached as Annex 24; a copy of the exchange rate conversion as of April 7, 2024, is attached as Annex 25.
39.	Furthermore, despite HUB not responding to the demand letter, on March 26, 2024, HUB submitted its response to the proceedings in New York, where HUB unequivocally acknowledged the debt, in accordance with legal advice given to me, which I believe amounts to an acknowledgment by the debtor (see references and quotes within the motions).
40.	Additionally, HUB did not present any evidence of its ability to repay - quite the opposite. HUB stated that it relies on external financing sources for debt repayment (as asserted by HUB, contact was made with a company named Keystone), and that delays in connection with these financing sources led to the inability to repay, also here and in accordance with legal advice given to me, which I believe amounts to an acknowledgment by the debtor (see references and quotes within the motions). A copy of the allegations letter on behalf of the father dated March 26, 2024, is attached as Annex 26.
41.	In our case, and according to legal advice given to me, there is no doubt that the presumption set forth in Section 10(a)(1) of the Bankruptcy Law applies, as (a) HUB's debt to the Applicant amounts to NIS

83,313.65 as detailed in the aforementioned section; (b) HUB acknowledges the existence of the debt to the Applicant, within the framework of the allegations letter submitted by it on March 26, 2024, despite the fact that the demand letter did not receive any response from it; (c) HUB acknowledges that this debt has not been settled even though its due date has already passed, also here within the framework of the allegations letter submitted by it on March 26, 2024, despite the fact that the demand letter did not receive any response from it; (d) the Applicant has sent several notices to HUB, the last of which was sent on February 14, 2024, written clearly and explicitly stipulated that if the debt is not repaid to the Applicant, she will be forced to act in accordance with the provisions of the Bankruptcy Law including the presumption set forth in Section 10; (e) Three months have not yet passed since the date the payment demand was delivered to HUB as stated.

In this situation, there is no doubt that HUB is insolvent from a cash flow perspective.

42.	Moreover, from a financial perspective, HUB is unable to meet its obligations, as indicated in HUB's annual report (attached as Annex 5), which details that HUB's recorded losses from 2021 to 2022 increased by approximately 361% (see pages 83-95 of the annual report). As stated by HUB in its annual report for 2022, filed by it, there was already concern and significant uncertainty about HUB's liquidity and its ability to meet its obligations on time (see references and quotes within the motions).

At this stage, it is important to emphasize that HUB has not yet filed an annual report for the year 2023.

43.	Moreover, as evidenced in the interim report dated April 20, 2023, and in the notice of late filing of the annual report for the year 2022 (Form 20F), it was stated that due to allegations of potential fraud regarding the use of company funds by the former CEO, a special independent directors' committee was appointed and identified unreasonable expenses amounting to approximately NIS 2.5 million. Furthermore, media reports suggest that the former CEO used funds to renovate his private residence, raising concerns about the credibility of HUB's reports. Therefore, in this situation, it can be inferred that there is a basis for issuing a motion to commence proceedings under Section 9(g) of the Bankruptcy Law. Copies of the 20FNT report dated December 31, 2023, are attached as Annex 27; copies of the interim report (Form 6-K) dated April 20, 2023, are attached as Annex 28 s; copies of the publications are attached as Annex 29.
44.	Given the detailed circumstances, considering all the efforts made by the Applicant to assist HUB in fulfilling its obligations, the Applicant had no choice but to file the aforementioned motions; otherwise, there is a genuine concern that HUB will act to dispose of assets or pay debts belatedly, leaving the Applicant with a broken market.

This is my name, this is my signature, and the contents of this affidavit are true.

/s/ Mikhail Gurevich
Mikhail Gurevich

Notary Approval

I confirm that on April 9, 2024 appeared before me, Attorney David Eisner Danovitch, Mr. Mikhail Gurevich, identified by me personally and after warning the declarant that he must declare the truth and that he will be subject to the penalties prescribed by law if he fails to do so, he confirmed the accuracy of the declaration and signed it in my presence.

/s/ David Eisner Danovitch,	Adv.